-----------------------
                                                               OMB APPROVAL
                                                         -----------------------
                                                         OMB Number:   3235-0058
                                                         Expires:   May 31, 2012
                                                         Estimated average
                                                         burden hours per
                                                         response.......... 2.50
                                                         -----------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check one):

                    |_| Form 10-K |_| Form 20-F |_| Form 11-K
            |X| Form 10-Q |_| Form 10-D |_| Form N-SAR |_| Form N-CSR

                       For Period Ended: July 31, 2009

                       |_| Transition Report on Form 10-K
                       |_| Transition Report on Form 20-F
                       |_| Transition Report on Form 11-K
                       |_| Transition Report on Form 10-Q
                       |_| Transition Report on Form N-SAR

                        For the Transition Period Ended:

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

                        PART I -- REGISTRANT INFORMATION

                         Renhuang Pharmaceuticals, Inc.
                         ------------------------------
                             Full Name of Registrant

             Nevada                  0-24512                88-1273503
(State or Other Jurisdiction     (Commission File        (I.R.S. Employer
       of Incorporation)              Number)             Identification
                                                             Number)

                       No. 218, Taiping, Taiping District
                          Harbin, Heilongjiang Province
                                P.R. China 150050
                    (Address of principal executive offices)

                               86 (451) 5762-0378
              (Registrant's telephone number, including area code)


                                 Not Applicable
          (Former name or former address, if changed since last report)

                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar
  |X| day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period:

      The registrant requires additional time to ensure the accuracy of the information be included in the registrant's Form 10-Q.

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Mr. Shaoming Li               011-86-451                    5762-0378
      ---------------               ----------                    ---------
          (Name)                    (Area Code)               (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

      |_| Yes |X| No

      We have not filed the following quarterly reports on Form 10-Q's: quarters ended January 31, April 30 and July 31, 2008; and quarters ended January 31 and April 30, 2009.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      |X| Yes |_| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         Renhuang Pharmaceuticals, Inc.
                         ------------------------------
                  (Name of Registrant as Specified in Charter)


has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2009                     By:  /s/ Shaoming Li
                                             ----------------------------------
                                             Shaoming Li

                                             Title: Chief Executive Officer


                                      -3-